Exhibit 99.1
Eddie Bauer Holdings Announces Organizational Changes
SEATTLE, WA, January 30, 2007 — Eddie Bauer Holdings, Inc. (Nasdaq: EBHI) (the “Company”) and its subsidiary, Eddie Bauer, Inc., today announced a reorganization of their corporate staff across three locations, eliminating 123 positions in Seattle, Chicago and Columbus while re-aligning the organization to its new strategic direction. The job cuts represent an aggregate of 16% of the corporate staff.
Neil Fiske, President and Chief Executive Officer, commented, “We have taken a major step to streamline the organization, simplify processes and focus our resources on our strategic priorities. We acknowledged in our last earnings call that our overall costs are too high and that we were going to take action in early 2008 to become more cost competitive.”
“This initiative is one part of our broader, comprehensive program to cut $25-30 million out of the operating cost structure of the business. While the changes are difficult, they put Eddie Bauer on stronger financial and competitive footing. We will be a leaner, stronger, and more focused organization.”
Among the organizational changes this month, Eddie Bauer has:
•	Streamlined and consolidated its organization

•	Scaled back support functions to “mission critical” operations

•	Re-aligned the merchant team under Kim Berg, the Company’s new Senior Vice President and General Manager, Merchandising

•	Moved Merchandise Planning and Allocation under the Company’s new Chief Financial Officer, Marv Toland

•	Established a new Sourcing and Supply Chain group under Ronn Hall, the Company’s new Senior Vice President, Sourcing and Supply Chain

•	Moved all design functions to report directly to Neil Fiske, CEO, including a newly-developed Outerwear, Activewear and Gear group
The Company also announced two new hires to the management team. Tony Krohn has joined Eddie Bauer from The North Face as Divisional Vice President of Research, Design, and Development for Outerwear, Activewear and Gear. Joe Moji joins the Company as Divisional Vice President of Financial Planning and Analysis. “I am thrilled with the addition of Tony and Joe to our management team,” said Mr. Fiske. “They are both well respected, high-impact players who will strengthen our capability in two critical areas.”
“We’ve made challenging but strategic decisions for Eddie Bauer that will position the Company for future growth,” said Mr. Fiske. “We’ve approached these changes with sensitivity and respect for those employees who have been affected by the restructuring. And we’re approaching the future with confidence in our direction, our people and our new management team.”
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About Eddie Bauer
Eddie Bauer is the only active, outdoor, lifestyle brand that combines a sense of style with a spirit of adventure and the legendary quality, inventiveness and customer service that has been the Company’s hallmark since 1920. Products are available at approximately 360 stores throughout the United States and Canada, through catalog sales and online at www.eddiebauer.com. Eddie Bauer also participates in joint venture partnerships in Japan and Germany and has licensing agreements across a variety of product categories.
Safe Harbor Statements
This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” and similar expressions. All of the forward-looking statements contained in this press release are based on estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known factors. Although we believe such estimates and assumptions are reasonable, they are inherently uncertain and involve risks and uncertainties. In addition, management’s assumptions about future events may prove to be inaccurate. We caution you that the forward-looking statements contained in this press release are not guarantees of future events, and we cannot assure you that such statements will be realized. In all likelihood, actual results will differ from those contemplated by such forward-looking statements as a result of a variety of factors, including our inability to hire, retain and train key personnel; delays in enhancement of our disclosure controls and procedures; our inability to revitalize Eddie Bauer as a premium quality brand; changes in general economic conditions, consumer confidence and consumer spending patterns; risks associated with legal and regulatory matters; risks associated with rising energy costs; risks associated with reliance on information technology; challenges as a result of our involvement in our former parent’s bankruptcy process; the diversion of management’s attention from operations while establishing post-emergence infrastructure; our inability to improve profitability of our retail stores, catalogs and website operations; our inability to source our requirements from our current sourcing agents; a significant disruption in our back-end operations; the inability of our joint venture partners to operate our joint ventures effectively; our inability to protect our trademarks and other proprietary intellectual property rights; unseasonable or severe weather conditions; our inability to use our net operating losses to reduce taxes; and the other risks identified in our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended. Except as required by law, we undertake no obligation to update any of these forward-looking statements.
Contact: Tom Helton: SVP, HR 425-755-6172.
SOURCE Eddie Bauer Holdings, Inc.
http://www.eddiebauer.com/